Consent of Independent Registered Public Accounting Firm
The Board of Directors
Arena Pharmaceuticals, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein. Our report with respect to the consolidated financial statements refers to the adoption of Accounting Standards Codification Topic 842, Leases.
/s/ KPMG LLP
San Diego, California
June 11, 2021